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                                                                    EXHIBIT 15.1




            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION



Transocean Sedco Forex Inc.:

We are aware that Transocean Sedco Forex Inc. has incorporated by reference in its Post-Effective Amendment No. 1 on Form S-8 to its registration statement on Form S-4 filed pursuant to Rule 462B, R&B Falcon Corporation's Form 10-Q's for the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000, which include our reports dated October 25, 2000, July 31, 2000 and May 2, 2000, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.




/s/ Arthur Andersen LLP
Houston, Texas
January 30, 2001